Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CoreCard Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other	750,000	$25.69	$19,267,500	0.00015310	$2,949.85
Total Offering Amounts					$19,267,500		$2,949.85
Total Fee Offsets							—
Net Fee Due							$2,949.85
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2)

Represents shares of common stock, par value $0.01 per share, of CoreCard Corporation issuable pursuant to the CoreCard Corporation 2025 Employee Stock Incentive Plan being registered pursuant to this Registration Statement.

(3)

This estimate is made solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The price per share and the aggregate offering price are calculated on the basis of the average of the high ($26.36) and low ($25.01) sales prices of Registrant’s common stock as reported on The New York Stock Exchange on May 23, 2025, which is a date within five business days prior to the filing of this Registration Statement.